NOT FOR IMMEDIATE RELEASE V26

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpowercorp.com

Media
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpowercorp.com

SunPower Reports Third-Quarter 2011 Results

SAN JOSE, Calif., November 3, 2011 – SunPower Corp. (NASDAQ: SPWRA, SPWRB) today announced financial results for its 2011 third quarter ended October 2, 2011.

($ Millions except per-share data)	3rd Quarter 2011		2nd Quarter 2011		3rd Quarter 2010
Revenue	$705.4		$592.3		$550.6
GAAP gross margin	10.8%		3.3	% (2)	20.4%
GAAP net income (loss)	$(370.8	)(1)	$(147.9)		$20.1
GAAP net income (loss) per share	$(3.77	)(1)	$(1.51	)(2)(3)	$0.21
Non-GAAP gross margin(4)	11.4%		12.5%		22.3%
Non-GAAP net income (loss) per diluted share(4)	$0.16		$(0.19)		$0.26

(1) Includes pre-tax non-cash charges totaling approximately $349.8 million related to the impairment of goodwill and intangible assets.
(2) Includes pre-tax charges totaling approximately $48.5 million, including $16.0 million related to the company’s panel reallocation strategy and $32.5 million related to the write-down of third-party inventory and costs associated with the termination of third-party cell supply contracts
(3) Includes pre-tax charges totaling approximately $26.4 million, including $13.3 million related to the company’s panel reallocation strategy and $13.1 million in expenses related to the Total tender offer
(4) A reconciliation of Non-GAAP to GAAP results is included at the end of this press release

“We executed well in the quarter as we met our third quarter plan despite a period of rapidly changing market conditions,” said Tom Werner, SunPower president and CEO.  “Our diversified channels provided us with the flexibility to reallocate product between business segments and regions.  During Q3, we maintained our premium position in our Residential and Commercial (R&C) business while substantially gaining share in Germany and the United States.  In our Utility and Power Plants (UPP) business, we completed the construction of both of our Italian power plants by the August 31 deadline and advanced a set of North American power plants through permitting and approvals.  We remain focused on our 2011 panel cost reduction roadmap and have commenced production on the first line using our step-reduced cell manufacturing process.

“Our GAAP financial results for the quarter include a pre-tax, non-cash charge totaling approximately $349.8 million related to the impairment of goodwill and intangible assets primarily attributable to the company’s public market valuation on September 30.”

“We were pleased to complete the sale of the 250 megawatt (MW) California Valley Solar Ranch (CVSR) to NRG immediately prior to the project’s financial closing of a $1.2 billion Department of Energy loan guarantee in September,” continued Werner.  “We began construction of the power plant in the third quarter and expect to recognize non-GAAP revenue from CVSR in the fourth quarter.  The project will create approximately 350 jobs during the 2-year construction period and infuse $315 million into the San Luis Obispo County economy.

“Looking forward, our UPP pipeline of global projects continues to mature as customers benefit from our industry-leading technology’s high-efficiency, quality, reliability and bankability.  In R&C, we have seen stronger order flow recently due to the rapid acceptance of our new residential leasing product as well as our plan to continue to offer competitive pricing at the beginning of the fourth quarter in order to gain market share.  While our R&C business will show substantial year over year growth, our fourth quarter performance will reflect slower than anticipated demand growth.”

Key milestones achieved by the company since the second quarter of 2011 include:

•	Announced $275 million revolving credit facility and $200 million letter of credit facility

•	Started construction of the 250 MW California Valley Solar Ranch power plant which was sold to NRG and settled all outstanding litigation related to the project

•	Signed 15 MW supply agreement with Mahindra EPC Services for power plants in India for delivery by the end of 2011

•	Completed permitting and commenced sale process for 25 MW power plant for Modesto Irrigation District in California which is expected to commence construction in 2011

•	Launched new C7 concentrator tracking system for power plants and AC solar panels for the residential market

•	Partnered with Ford Motor Company to offer Ford Focus Electric car owners high efficiency SunPower systems to offset the energy used in charging the vehicle

•	Expanded #1 market share position in US residential market

“We further improved our balance sheet flexibility during the quarter while continuing to successfully manage our inventory and working capital needs,” said Dennis Arriola, SunPower CFO.  “Our new $275 million revolving credit and $200 million letter of credit facilities helped to reduce our overall cost of capital, improve our liquidity, and further demonstrate the value of our relationship with Total.   These facilities, coupled with our existing $771 million letter of credit facility, provide further support to our strong and growing large commercial and UPP businesses in North America.  In order to better position SunPower for the future, we expect to implement a company-wide restructuring program in the fourth quarter to accelerate operating cost reduction and improve our overall operating efficiency.  We currently expect this program to reduce operating expenses by as much as 10% in 2012, while growing the company.  In addition, we have reprioritized our capital expenditure and research and development projects to support our focus on accelerated cost reduction while optimizing cash flow in 2012.”

2011 Financial Outlook
The company updated its fiscal year 2011 consolidated non-GAAP guidance as follows: total revenue of $2.40 billion to $2.45 billion, gross margin of 12% to 14%, net income per diluted share of ($0.05) to $0.20, capital expenditures of $125 million to $135 million, and MW recognized in the range of 800 to 825 MW.

For fiscal year 2011, the company expects the following consolidated GAAP results: revenue of $2.30 billion to $2.35 billion, gross margin of 9% to 11%, net loss per share of ($5.90) to ($5.65) and MW recognized in the range of 790 to 815 MW.  GAAP loss per share guidance for 2011 includes a $349.8 million one-time, pre-tax charges related to the impairment of goodwill and intangibles, pre-tax charges totaling approximately $65.7 million related to the company’s panel reallocation strategy and write-down of third-party inventory and costs associated with the termination of third-party cell supply contracts.  2011 GAAP earnings per share guidance includes pre-tax charges totaling approximately $14.7 million for expenses related to the Total tender offer.  Additionally, as a result of the expected restructuring program under consideration, the company believes it may incur a one-time, pre-tax charge of approximately $10 million which is not included in current 2011 GAAP guidance.

The company will provide its outlook for 2012 at its fourth quarter earnings call in February 2012.

This press release contains both GAAP and non-GAAP financial information.  Non-GAAP historical figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release.  Please note that the company has posted supplemental information and slides related to its third quarter 2011 performance on the Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpowercorp.com/events.cfm.  The capacity of power plants in this release is described in approximate megawatts on an alternating current (ac) basis unless otherwise noted.

About SunPower
SunPower Corp. (NASDAQ: SPWRA, SPWRB) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia and Asia. For more information, visit www.SunPowercorp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. The company uses words and phrases such as  “remain focused,”“roadmap,” “expect,” “will,” “looking forward,” “continues to,” “order flow,” “plan,” “agreement,” “growing,” “implementing,” “outlook,”  “guidance,” “believes” and similar expressions to identify forward-looking statements in this press release, including forward-looking statements regarding:  (a) focus on cost reduction roadmap for 2011; (b) construction and revenue recognition with respect to the CVSR project; (c) ability to execute and monetize the UPP pipeline; (d) increased order flow from R&C and continued competitive pricing, and growth in R&C business; (e) agreement to supply to Mahindra; (f) beginning construction on the Modesto Irrigation District project; (g) growing business in commercial and UPP in North America; (h) improving liquidity, balance sheet and cash flows; (i) value in our relationship with Total; (j) expected operating expense savings from the expected restructuring program while growing the company; (k) forecasted GAAP and non-GAAP Q4 2011 and FY 2011 revenues, GAAP and non-GAAP gross margins, GAAP and non-GAAP net income/loss per diluted share, capital expenditures and MW   as a result of decreasing ASP or reduced demand; (ii) the impact of regulatory changes and the continuation of governmental and related economic incentives promoting the use of solar power, and the impact of such changes on our revenues, financial results, and any potential impairments to our intangible assets, project assets, and goodwill; (iii) the company’s ability to meet its cost reduction plans and reduce it operating expenses; (iv) the company’s ability to obtain and maintain an adequate supply of raw materials, components, and solar panels, as well as the price it pays for such items and third parties’ willingness to renegotiate or cancel above market contracts; (v) general business and economic conditions, including seasonality of the solar industry and growth trends in the solar industry; (vi) the company’s ability to revise its portfolio allocation geographically and across downstream channels to respond to regulatory changes; (vii) the company’s ability to increase or sustain its growth rate; (viii) construction difficulties or potential delays, including obtaining land use rights, permits, license, other governmental approvals, and transmission access and upgrades, and any litigation relating thereto; (ix) timeline for revenue recognition and impact on the company’s operating results; (x) the significant investment required to construct power plants and the company’s ability to sell or otherwise monetize power plants, including the company's success in completing the design, construction and maintenance of CVSR; (xi) fluctuations in the company’s operating results and its unpredictability, especially revenues from the UPP segment or in response to regulatory changes; (xii) the availability of financing arrangements for the company’s utilities projects and the company’s customers; (xiii) potential difficulties associated with operating the joint venture with AUO and the company’s ability to achieve the anticipated synergies and manufacturing benefits, including ramping Fab 3 according to plan; (xiv) the company’s ability to remain competitive in its product offering, obtain premium pricing while continuing to reduce costs and achieve lower targeted cost per watt; (xv) the company’s liquidity, substantial indebtedness, and its ability to obtain additional financing; (xvi) manufacturing difficulties that could arise;( xvii) the company’s ability to achieve the expected benefits from its relationship with Total; (xviii) the success of the company’s ongoing research and development efforts and the acceptance of the company’s new products and services; (xix) the company’s ability to protect its intellectual property; (xx) the company’s exposure to foreign exchange, credit and interest rate risk; (xxi) possible impairment of goodwill. intangible assets, and project assets; (xxii) possible consolidation of the joint venture AUO SunPower; and (xxiii) other risks described in the company’s Annual Report on Form 10-K for the year ended January 2, 2011, Quarterly Reports on Form 10-Q for the quarters ended April 3, 2011 and July 3, 2011 and other filings with the Securities and Exchange Commission.  These forward-looking statements should not be relied upon as representing the company's views as of any subsequent date, and the company is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	Oct. 2, 2011	Jan. 2, 2011

ASSETS

Cash and cash equivalents	$374,562	$605,420
Restricted cash and cash equivalents	226,510	256,299
Investments	8,962	38,720
Accounts receivable, net	438,091	381,200
Costs and estimated earnings in excess of billings	98,828	89,190
Inventories	425,233	313,398
Advances to suppliers	296,518	287,092
Prepaid expenses and other assets	589,683	371,228
Property, plant and equipment, net	585,022	578,620
Project assets - plants and land	67,873	46,106
Goodwill and other intangible assets, net	41,897	412,058

Total assets	$3,153,179	$3,379,331

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$428,489	$382,884
Accrued and other liabilities	340,035	268,836
Billings in excess of costs and estimated earnings	63,813	48,715
Bank loans	355,001	248,010
Convertible debt	612,638	591,923
Customer advances	179,749	181,529

Total liabilities	1,979,725	1,721,897

Stockholders' equity	1,173,454	1,657,434

Total liabilities and stockholders' equity	$3,153,179	$3,379,331

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Oct. 2, 2011	Jul. 3, 2011	Oct. 3, 2010	Oct. 2, 2011	Oct. 3, 2010

Revenue:
Utility and power plants	$324,542	$302,439	$257,803	$872,890	$521,896
Residential and commercial	380,885	289,816	292,842	876,210	760,261
Total revenue	705,427	592,255	550,645	1,749,100	1,282,157

Cost of revenue:
Utility and power plants	285,537	309,032	212,526	797,580	421,178
Residential and commercial	343,766	263,929	225,534	767,580	588,800
Total cost of revenue	629,303	572,961	438,060	1,565,160	1,009,978

Gross margin	76,124	19,294	112,585	183,940	272,179

Operating expenses:
Research and development	12,664	15,255	13,382	41,565	34,995
Selling, general and administrative	76,329	90,856	91,015	243,364	233,671
Restructuring charges	637	13,308	-	13,945	-
Goodwill and other intangible asset impairment	349,758	-	-	349,758	-

Total operating expenses	439,388	119,419	104,397	648,632	268,666

Operating income (loss)	(363,264)	(100,125)	8,188	(464,692)	3,513

Other income (expense):
Gain on deconsolidation of consolidated subsidiary	-	-	36,849	-	36,849
Gain on change in equity interest in unconsolidated investee	-	322	-	322	28,348
Gain on sale of equity interest in unconsolidated investee	10,989	-	-	10,989	-
Gain (loss) on mark-to-market derivatives	472	(97)	(2,967)	331	28,885
Interest and other income (expense), net	(8,875)	(25,098)	(25,973)	(57,696)	(72,068)

Other income (expense), net	2,586	(24,873)	7,909	(46,054)	22,014

Income (loss) from continuing operations before income taxes and equity in earnings of unconsolidated investees	(360,678)	(124,998)	16,097	(510,746)	25,527
				-
Benefit from (provision for) income taxes	(11,077)	(22,702)	(3,376)	(17,963)	(19,493)
Equity in earnings (loss) of unconsolidated investees	971	(172)	5,825	7,932	10,973

Income (loss) from continuing operations	(370,784)	(147,872)	18,546	(520,777)	17,007
Income from discontinued operations, net of taxes	-	-	1,570	-	9,466

Net income (loss)	$(370,784)	$(147,872)	$20,116	$(520,777)	$26,473

Net income (loss) per share of class A and class B common stock:
Net income (loss) per share – basic:
Continuing operations	$(3.77)	$(1.51)	$0.19	$(5.34)	$0.18
Discontinued operations	-	-	0.02	-	0.10
Net income (loss) per share – basic	$(3.77)	$(1.51)	$0.21	$(5.34)	$0.28
Net income (loss) per share – diluted:
Continuing operations	$(3.77)	$(1.51)	$0.19	$(5.34)	$0.18
Discontinued operations	-	-	0.02	-	0.09
Net income (loss) per share – diluted	$(3.77)	$(1.51)	$0.21	$(5.34)	$0.27

Weighted-average shares:
- Basic	98,259	97,656	95,840	97,456	95,519
- Diluted	98,259	97,656	105,648	97,456	96,741

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Oct. 2,	Jul. 3,	Oct. 3,	Oct. 2,	Oct. 3,
	2011	2011	2010	2011	2010

Cash flows from operating activities:
Net income (loss)	$(370,784)	$(147,872)	$20,116	$(520,777)	$26,473
Less: Income from discontinued operations, net of taxes	-	-	1,570	-	9,466
Income (loss) from continuing operations	$(370,784)	$(147,872)	$18,546	$(520,777)	$17,007
Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
Stock-based compensation	11,848	12,817	15,665	37,829	38,064
Depreciation	30,315	27,967	26,407	83,979	75,680
Amortization of other intangible assets	6,682	6,868	11,578	20,614	28,039
Goodwill impairment	309,457	-	-	309,457	-
Other intangible asset impairment	40,301	-	-	40,301	-
Loss (gain on sale) of investments	-	319	-	191	(1,572)
Loss (gain) on mark-to-market derivatives	(472)	97	2,967	(331)	(28,885)
Non-cash interest expense	6,780	7,007	6,407	21,112	22,175
Amortization of debt issuance costs	1,462	1,478	2,240	4,196	4,030
Amortization of promissory notes	134	2,062	6,022	3,486	8,941
Gain on sale of equity interest in unconsolidated investee	(10,989)	-	-	(10,989)	-
Gain on change in equity interest in unconsolidated investee	-	(322)	-	(322)	(28,348)
Third-party inventories write-down	-	16,399	-	16,399	-
Project assets write-down	-	16,053	-	16,053	-
Gain on deconsolidation of consolidated subsidiary	-	-	(36,849)	-	(36,849)
Equity in (earnings) loss of unconsolidated investees	(971)	172	(5,825)	(7,932)	(10,973)
Deferred income taxes and other tax liabilities	1,224	87	6,489	(860)	18,708
Accounts receivable	(51,696)	(49,165)	(45,541)	(48,587)	(3,879)
Costs and estimated earnings in excess of billings	43,810	(6,476)	(48,155)	(3,304)	(80,719)
Inventories	(17,756)	60,202	(11,962)	(120,753)	(84,210)
Project assets	40,600	(56,198)	(98,362)	(43,242)	(146,268)
Prepaid expenses and other assets	(113,715)	4,905	30,541	(123,044)	(76,774)
Advances to suppliers	7,935	(4,650)	(2,085)	(9,535)	1,672
Accounts payable and other accrued liabilities	64,448	26,352	98,351	64,432	219,133
Billings in excess of costs and estimated earnings	16,825	(23,751)	6,557	14,345	1,269
Customer advances	6,114	(224)	(8,912)	(1,698)	(7,961)
Net provided by (cash used) in operating activities of continuing operations	21,552	(105,873)	(25,921)	(258,980)	(71,720)
Net cash used in operating activities of discontinued operations	-	-	(4,618)	-	(3,969)
Net cash provided by (cash used) in operating activities	21,552	(105,873)	(30,539)	(258,980)	(75,689)

Cash flows from investing activities:
Decrease (increase) in restricted cash and cash equivalents	(904)	35,421	72,927	29,789	64,674
Purchases of property, plant and equipment	(17,364)	(23,407)	(4,331)	(85,528)	(104,623)
Proceeds from sale of equipment to third-party	2	290	2,409	501	5,284
Cash decrease due to deconsolidation of consolidated subsidiary	-	-	(12,879)	-	(12,879)
Purchases of marketable securities	(8,962)	-	-	(8,962)	-
Proceeds from sales or maturities of available-for-sale securities	-	43,459	-	43,759	1,572
Cash paid for acquisitions, net of cash acquired	-	-	-	-	(272,699)
Cash received for sale of investment in joint ventures and other non-public companies	24,043	-	-	24,043	-
Cash paid for investments in joint ventures and other non-public companies	(30,000)	(30,000)	(2,180)	(80,000)	(3,798)
Net cash provided by (used in) investing activities of continuing operations	(33,185)	25,763	55,946	(76,398)	(322,469)
Net provided by in investing activities of discontinued operations	-	-	51,658	-	33,950
Net cash provided by (used in) investing activities	(33,185)	25,763	107,604	(76,398)	(288,519)

Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	300,000	25,000	-	489,221	-
Proceeds from issuance of project loans, net of issuance costs	-	-	51,189	-	56,323
Proceeds from issuance of convertible debt, net of issuance costs	-	-	-	-	244,241
Assumption of project loans by customers	-	-	(57,732)	-	(57,732)
Repayment of bank loans	(150,988)	(70,000)	(33,646)	(377,124)	(63,646)
Cash paid for repurchased convertible debt	-	-	(143,804)	-	(143,804)
Cash paid for bond hedge	-	-	-	-	(75,200)
Proceeds from warrant transactions	2,261	-	-	2,261	61,450
Proceeds from exercise of stock options	87	3,853	324	4,013	670
Purchases of stock for tax withholding obligations on vested restricted stock	(1,154)	(1,319)	(562)	(10,550)	(2,539)
Net cash provided by (used in) financing activities of continuing operations	150,206	(42,466)	(184,231)	107,821	19,763
Net cash provided by financing activities of discontinued operations	-	-	-	-	17,059
Net cash provided by (used in) financing activities	150,206	(42,466)	(184,231)	107,821	36,822

Effect of exchange rate changes on cash and cash equivalents	(9,801)	506	5,410	(3,301)	(7,281)
Net decrease in cash and cash equivalents	128,772	(122,070)	(101,756)	(230,858)	(334,667)
Cash and cash equivalents at beginning of period	245,790	367,860	382,968	605,420	615,879
Cash and cash equivalents at end of period	$374,562	$245,790	$281,212	$374,562	$281,212

Non-cash transactions:
Property, plant and equipment acquisitions funded by liabilities	$11,781	$6,494	$4,382	$11,781	$4,382
Non-cash interest expense capitalized and added to the cost of qualified assets	$802	$795	$1,856	$2,907	$2,951

(In thousands, except per share data)
	THREE MONTHS ENDED			NINE MONTHS ENDED		THREE MONTHS ENDED			NINE MONTHS ENDED
	Oct. 2, 2011	Jul. 3, 2011	Oct. 3, 2010	Oct. 2, 2011	Oct. 3, 2010	Oct. 2, 2011	Jul. 3, 2011	Oct. 3, 2010	Oct. 2, 2011	Oct. 3, 2010
	(Presented on a GAAP Basis)					(Presented on a non-GAAP Basis)
Gross margin	$76,124	$19,294	$112,585	$183,940	$272,179	$80,292	$73,853	$123,398	$245,917	$304,821
Operating income (loss)	$(363,264)	$(100,125)	$8,188	$(464,692)	$3,513	$6,642	$(4,090)	$45,192	$23,800	$91,750
Net income (loss) per share of class A and class B common stock:
- Basic	$(3.77)	$(1.51)	$0.21	$(5.34)	$0.28	$0.16	$(0.19)	$0.27	$0.12	$0.48
- Diluted	$(3.77)	$(1.51)	$0.21	$(5.34)	$0.27	$0.16	$(0.19)	$0.26	$0.12	$0.47

About SunPower’s Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, SunPower uses non-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude certain items, as described below. In addition, the presentation of non-GAAP gross margin and non-GAAP operating income includes the results of discontinued operations. Management does not consider these items in evaluating the core operational activities of SunPower. The specific non-GAAP measures listed below are gross margin, operating income (loss) and net income (loss) per share. Management believes that each of these non-GAAP measures (gross margin, operating income (loss) and net income (loss) per share) are useful to investors by enabling them to better assess changes in each of these key elements of SunPower’s results of operations across different reporting periods on a consistent basis, independent of these items. Thus, each of these non-GAAP financial measures provides investors with another method for assessing SunPower’s operating results in a manner that is focused on its ongoing core operating performance, absent the effects of these items. Management also uses these non-GAAP measures internally to assess the business and financial performance of current and historical results, for strategic decision making, forecasting future results and evaluating the company’s current performance. Many of the analysts covering SunPower also use these non-GAAP measures in their analyses. Given management’s use of these non-GAAP measures, SunPower believes these measures are important to investors in understanding SunPower’s current and future operating results as seen through the eyes of management. These non-GAAP measures are not in accordance with or an alternative for GAAP financial data, the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

•
Non-GAAP gross margin. The use of this non-GAAP financial measure allows management to evaluate the gross margin of SunPower’s core businesses and trends across different reporting periods on a consistent basis, independent of charges including amortization of intangible assets, stock-based compensation, certain losses due to change in European government incentives, and interest expense. In addition, the presentation of non-GAAP gross margin includes the results of discontinued operations. This non-GAAP financial measure is an important component of management's internal performance measurement process as it is used to assess the current and historical financial results of the business, for strategic decision making, preparing budgets and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate SunPower’s revenue generation performance relative to the direct costs of revenue of its core businesses.

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Non-GAAP operating income (loss). The use of this non-GAAP financial measure allows management to evaluate the operating results of SunPower's core businesses and trends across different reporting periods on a consistent basis, independent of charges including goodwill and other intangible asset impairment, amortization of intangible assets and promissory notes, stock-based compensation, Total investment related costs, certain losses due to change in European government incentives, and interest expense. In addition, the presentation of non-GAAP operating income (loss) includes the results of discontinued operations. Non-GAAP operating income (loss) is an important component of management's internal performance measurement process as it is used to assess the current and historical financial results of the business, for strategic decision making, preparing budgets and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to understand the results of operations of SunPower’s core businesses and to compare results of operations on a more consistent basis against that of other companies in the industry.

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Non-GAAP net income (loss) per share. Management presents this non-GAAP financial measure to enable investors and analysts to assess SunPower's operating results and trends across different reporting periods on a consistent basis, independent of items including goodwill and other intangible asset impairment, amortization of intangible assets and promissory notes, stock-based compensation, Total investment related costs, certain losses due to change in European government incentives, interest expense, net gains (losses) on mark-to-market derivative instruments, changes in our equity investment in joint ventures, and the tax effects of these non-GAAP adjustments. In addition, investors and analysts can compare SunPower's operating results on a more consistent basis against that of other companies in the industry.

Excluded Items

•
Goodwill and other intangible asset impairment. During the three and nine months ended October 2, 2011, the Company recorded a goodwill impairment of $309.5 million and an intangible asset impairment of $40.3 million attributable to the change in public market valuation of the solar sector. SunPower excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and have no direct correlation to the operation of SunPower’s core businesses.

•
Amortization of intangible assets. SunPower incurs amortization of intangible assets as a result of acquisitions, which includes in-process research and development, patents, project assets, purchased technology and trade names. SunPower excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and have no direct correlation to the operation of SunPower’s core businesses.

•
Stock-based compensation. Stock-based compensation relates primarily to SunPower stock awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are difficult to predict. As a result of this unpredictability, management excludes this item from its internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure the company’s core performance against the performance of other companies without the variability created by stock-based compensation.

•
Total investment related costs. SunPower excludes expenses such as legal, banking and other professional services incurred in connection with Total Gas & Power USA, SAS’s investment in SunPower. SunPower excludes such charges because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from  the investment made by Total and have no direct correlation to the operation of SunPower’s core businesses.

•
Amortization of promissory notes. Included in the total consideration for a prior acquisition completed on March 26, 2010 is $14 million in promissory notes to the acquiree’s management shareholders issued by SunPower. Since the vesting and payment of the promissory notes are contingent on future employment, the promissory notes are considered deferred compensation and therefore are not included in the purchase price allocated to the net assets acquired. SunPower excludes this non-cash charge over the service period required under the terms of the promissory notes because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and have no direct correlation to the operation of SunPower’s core businesses.

•
Loss on change in European government incentives. On May 5, 2011, the Italian government announced a legislative decree which defined the revised feed-in-tariff ("FIT") and the transition process effective June 1, 2011. The decree announced a decline in FIT and also set forth a limit on the construction of solar plants on agricultural land. Similarly, other European countries reduced government incentives for the solar market. Such changes had a materially negative effect on the market for solar systems in Europe and affected SunPower’s financial results as follows:

o
Restructuring. In response to reductions in European government incentives, which have had a significant impact on the global solar market, on June 13, 2011, SunPower’s Board of Directors approved a restructuring plan to realign its resources. As a result, SunPower recorded restructuring charges in the second quarter of fiscal 2011. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although SunPower has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from SunPower’s non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

o
Write-down of project assets. Project assets consist primarily of capitalized costs relating to solar power system projects in various stages of development that we incur prior to the sale of the solar power system to a third party. These costs include costs for land and costs for developing and constructing a solar power system. The fair market value of these project assets declined due to SunPower’s inability to develop, commercialize and sell active projects within Europe. Such charges are excluded from non-GAAP financial measures as they are related to a discrete event and are not reflective of ongoing operating results.

o
Third-party inventory charges. Charges relate to the write-down of third-party inventory and costs associated with the termination of above-market third-party solar cell supply contracts as the decline in European government incentives, primarily in Italy, has driven down demand and average selling price in certain areas of Europe. Such charges are excluded from non-GAAP financial measures as they are related to a discrete event and are not reflective of ongoing operating results.

o
Loss on foreign currency derivatives. SunPower has an active hedging program designed to reduce its exposure to movements in foreign currency exchange rates. As a part of this program, SunPower designates certain derivative transactions as effective cash flow hedges of anticipated foreign currency revenues and records the effective portion of changes in the fair value of such transactions in accumulated other comprehensive income (loss) until the anticipated revenues have occurred, at which point the associated income or loss would be recognized in revenue. In the first quarter of fiscal 2011, in connection with the decline in forecasted revenue surrounding the change in the Italian FIT, SunPower reclassified an amount held in accumulated other comprehensive income (loss) to other income (expense), net for certain previously anticipated transactions which did not occur or were now probable not to occur. SunPower excludes this item as it is not reflective of ongoing operating results and excluding this data provides investors with a basis to compare the company’s performance against the performance of other companies without such transactions.

•
Non-cash interest expense. SunPower separately accounted for the liability and equity components of its convertible debt issued in 2007 in a manner that reflected interest expense equal to its non-convertible debt borrowing rate. In addition, SunPower measured the two share lending arrangements entered into in connection with its convertible debt issued in 2007 at fair value and amortized the imputed share lending costs in current and prior periods. As a result, SunPower incurs interest expense that is substantially higher than interest payable on its 1.25% senior convertible debentures and 0.75% senior convertible debentures.

In addition, SunPower separately accounted for the fair value liabilities of the embedded cash conversion option and the over-allotment option on its 4.5% senior cash convertible debentures issued in 2010 as an original issue discount and a corresponding derivative conversion liability. As a result, SunPower incurs interest expense that is substantially higher than interest payable on its 4.5% senior cash convertible debentures. SunPower excludes non-cash interest expense because the expense is not reflective of its ongoing financial results in the period incurred. Excluding this data provides investors with a basis to compare the company’s performance against the performance of other companies without non-cash interest expense.

•
Gain (loss) on mark-to-market derivative instruments. In connection with the issuance of its 4.5% senior cash convertible debentures in 2010, SunPower entered into certain convertible debenture hedge and warrant transactions with respect to its class A common stock intended to reduce the potential cash payments that would occur upon conversion of the debentures. The convertible debenture hedge and warrant transactions consisting of call option instruments are deemed to be mark-to-market derivatives until such transactions settle or expire. As of December 23, 2010, the warrant transactions were amended to be share-settled rather than cash-settled, therefore, the warrant transactions are not subject to mark-to-market accounting treatment subsequent to December 23, 2010. In addition, the embedded cash conversion option of the debt is deemed to be a mark-to-market derivative instrument during the period in which the cash convertible debt remains outstanding. Finally, the over-allotment option in favor of the debenture underwriters is deemed a mark-to-market derivative instrument during the period the over-allotment option remained unexercised, or from April 1, 2010 through April 5, 2010. SunPower excluded the net gain (loss) relating to the above mentioned derivative instruments from its non-GAAP results because it was not realized in cash and it is not reflective of the company’s ongoing financial results. Excluding this data provides investors with a basis to compare the company’s performance against the performance of other companies without a net non-cash gain (loss) on mark-to-market derivative instruments.

•
Gain on change in equity interest in unconsolidated investee. On June 30, 2010, Woongjin Energy Co., Ltd (“Woongjin Energy”) completed its initial public offering and the sale of 15.9 million new shares of common stock. In the second quarter of 2011, Woongjin Energy issued additional equity to other investors. SunPower did not participate in these common stock issuances by Woongjin Energy. As a result of the new common stock issuances by Woongjin Energy, SunPower’s percentage equity interest in Woongjin Energy decreased and SunPower recognized a non-cash gain in both the second quarter of 2011 and 2010, representing the excess of the price over SunPower’s per share carrying value of its shares. SunPower excluded the non-cash gain from its non-GAAP results because it was not realized in cash and it is not reflective of its ongoing financial results. Excluding this data provides investors with a basis to compare SunPower’s performance against the performance of other companies without non-cash income from a gain on change in its equity interest in unconsolidated investees.

•
Gain on sale of equity interest in unconsolidated investee. As noted in the “Gain on change in equity interest in unconsolidated investee” section above, SunPower previously excluded certain non-cash gains from its non-GAAP results.  During the third quarter of 2011, SunPower sold a portion of its equity interests in Woongjin Energy. As the gain on sale was now realized in cash, SunPower recognized an incremental gain on sale in its non-GAAP results based on the cumulative amount of gains previously excluded from non-GAAP results and the proportional amount of equity interests sold.

•	Tax effect. This amount is used to present each of the amounts described above on an after-tax basis with the presentation of non-GAAP net income (loss) per share.

•
Income from discontinued operations, net of taxes. In connection with a prior acquisition completed on March 26, 2010, it acquired an already completed and operating solar power plant. In the period in which an asset of SunPower is classified as held-for-sale, it is required to present the related assets, liabilities and results of operations associated with that asset as discontinued operations in its financial statements in accordance with GAAP. During the second quarter of 2010, SunPower generated electricity revenue and incurred costs and expenses associated with this owned asset. The presentation of SunPower’s Consolidated Statements of Operations discloses the results of operations of the solar power plant as a one line item classification as discontinued operations in accordance with GAAP. As such, the presentation of GAAP gross margin and GAAP operating income in the second quarter of 2010 excludes the results of these discontinued operations. SunPower reclassified the results of the solar power plant operations from the one line discontinued operations classification for GAAP purposes to the natural account classifications (revenue, etc.) within non-GAAP gross margin and non-GAAP operating income. SunPower believes this reclassification of the solar power plant’s results of operations provides an appropriate representation of the results of SunPower's operations during the quarter in operating a solar power plant.

For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release and which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited)
(In thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
	THREE MONTHS ENDED						NINE MONTHS ENDED
	Oct. 2,		Jul. 3,		Oct. 3,		Oct. 2,		Oct. 3,
	2011		2011		2010		2011		2010

GAAP utility and power plants revenue	$324,542		$302,439		$257,803		$872,890		$521,896
Discontinued operations	-		-		3,176		-		11,081
Non-GAAP utility and power plants revenue	$324,542		$302,439		$260,979		$872,890		$532,977

GAAP total revenue	$705,427		$592,255		$550,645		$1,749,100		$1,282,157
Discontinued operations	-		-		3,176		-		11,081
Non-GAAP total revenue	$705,427		$592,255		$553,821		$1,749,100		$1,293,238

GAAP utility and power plants gross margin	$39,005	12%	$(6,593)	-2%	$45,277	18%	$75,310	9%	$100,718	19%
Amortization of intangible assets	63		65		946		230		2,409
Stock-based compensation expense	1,762		2,414		2,442		5,061		5,265
Loss on change in European government incentives	-		29,082				29,082		-
Non-cash interest expense	193		601		293		1,179		969
Discontinued operations	-		-		3,176		-		11,081
Non-GAAP utility and power plants gross margin	$41,023	13%	$25,569	8%	$52,134	20%	$110,862	13%	$120,442	23%

GAAP residential and commercial gross margin	$37,119	10%	$25,887	9%	$67,308	23%	$108,630	12%	$171,461	23%
Amortization of intangible assets	-		2		1,745		195		5,994
Stock-based compensation expense	1,948		2,859		1,941		5,843		5,759
Loss on change in European government incentives	-		19,381		-		19,381		-
Non-cash interest expense	202		155		270		1,006		1,165
Non-GAAP residential and commercial gross margin	$39,269	10%	$48,284	17%	$71,264	24%	$135,055	15%	$184,379	24%

GAAP total gross margin	$76,124	11%	$19,294	3%	$112,585	20%	$183,940	11%	$272,179	21%
Amortization of intangible assets	63		67		2,691		425		8,403
Stock-based compensation expense	3,710		5,273		4,383		10,904		11,024
Loss on change in European government incentives	-		48,463		-		48,463		-
Non-cash interest expense	395		756		563		2,185		2,134
Discontinued operations	-		-		3,176		-		11,081
Non-GAAP total gross margin	$80,292	11%	$73,853	12%	$123,398	22%	$245,917	14%	$304,821	24%

GAAP operating loss	$(363,264)		$(100,125)		$8,188		$(464,692)		$3,513
Goodwill and other intangible asset impairment	349,758		-		-		349,758		-
Amortization of intangible assets	6,682		6,868		11,578		20,614		28,039
Stock-based compensation expense	11,849		12,817		15,665		37,829		38,064
Total investment related costs	429		13,123				13,552		-
Amortization of promissory notes	134		2,062		6,022		3,486		8,941
Loss on change in European government incentives	637		60,407				61,044		-
Non-cash interest expense	417		758		563		2,209		2,134
Discontinued operations	-		-		3,176		-		11,059
Non-GAAP operating income	$6,642		$(4,090)		$45,192		$23,800		$91,750

NET INCOME (LOSS) PER SHARE:

	THREE MONTHS ENDED			NINE MONTHS ENDED
	Oct. 2,	Jul. 3,	Oct. 3,	Oct. 2,	Oct. 3,
	2011	2011	2010	2011	2010

Basic:
GAAP net income (loss) per share	$(3.77)	$(1.51)	$0.21	$(5.34)	$0.28
Reconciling items:
Goodwill and other intangible asset impairment	3.56	-	-	3.59	-
Amortization of intangible assets	0.07	0.07	0.12	0.21	0.29
Stock-based compensation expense	0.12	0.13	0.16	0.39	0.40
Total investment related costs	0.00	0.13	-	0.14	-
Amortization of promissory notes	0.00	0.02	0.06	0.04	0.09
Loss on change in European government incentives	0.01	0.62	-	0.67	-
Non-cash interest expense	0.07	0.07	0.07	0.22	0.23
Mark-to-market derivatives	(0.00)	0.00	0.03	(0.00)	(0.30)
Gain on sale of equity interest in unconsolidated investee	0.04	-	-	0.04	-
Gain on change in equity interest in unconsolidated investee	-	(0.00)	-	(0.00)	(0.30)
Gain on deconsolidation of consolidated subsidiary	-	-	(0.38)	-	(0.39)
Tax effect	0.06	0.28	0.00	0.17	0.17

Non-GAAP net income (loss) per share	$0.16	$(0.19)	$0.27	$0.12	$0.48

Diluted:
GAAP net income (loss) per share	$(3.77)	$(1.51)	$0.21	$(5.34)	$0.27
Reconciling items:
Goodwill and other intangible asset impairment	3.56	-	-	3.59	-
Amortization of intangible assets	0.07	0.07	0.11	0.21	0.29
Stock-based compensation expense	0.12	0.13	0.15	0.39	0.39
Total investment related costs	0.00	0.13	-	0.14	-
Amortization of promissory notes	0.00	0.02	0.06	0.04	0.09
Loss on change in European government incentives	0.01	0.62	-	0.67	-
Non-cash interest expense	0.07	0.07	0.06	0.22	0.23
Mark-to-market derivatives	(0.00)	0.00	0.03	(0.00)	(0.30)
Gain on sale of equity interest in unconsolidated investee	0.04	-	-	0.04	-
Gain on change in equity interest in unconsolidated investee	-	(0.00)	-	(0.00)	(0.29)
Gain on deconsolidation of consolidated subsidiary	-	-	(0.35)	-	(0.38)
Tax effect	0.06	0.28	0.00	0.17	0.17

Non-GAAP net income (loss) per share	$0.16	$(0.19)	$0.26	$0.12	$0.47

Weighted-average shares:

GAAP net income (loss) per share:
- Basic	98,259	97,656	95,840	97,456	95,519
- Diluted	98,259	97,656	105,648	97,456	96,741

Non-GAAP net income (loss) per share:
- Basic	98,261	97,656	95,840	97,483	95,519
- Diluted	99,615	97,656	105,648	99,346	96,741

Q4 2011 GUIDANCE:	Q4 2011	FY 2011
Revenue (GAAP)	$575,000-$625,000	$2,300,000-2,350,000
Revenue (non-GAAP)	$675,000-$725,000 (a)	$2,400,000-$2,450,000 (b)
Gross margin (GAAP)	7%-9%	9%-11%
Gross margin (non-GAAP)	10%-12% (c)	12%-14% (d)
Net income per diluted share (GAAP)	($0.60)-($0.35)	($5.90)-($5.65)
Net income per diluted share (non-GAAP)	($0.15)-$0.10 (e)	($0.05)-$0.20 (f)

(a) Estimated non-GAAP amounts above for Q4 2011 include the estimated revenue for a UPP project and R&C leases of approximately $98.0 million.

(b) Estimated non-GAAP amounts above for FY 2011 include the estimated revenue for a UPP project and R&C leases of approximately $98.0 million.

(c) Estimated non-GAAP amounts above for Q4 2011 reflect adjustments that include the gross margin of approximately $21.0 million related to the non-GAAP revenue adjustments that are discussed above. In addition, the estimated non-GAAP amounts exclude estimated stock-based compensation expense of approximately $3.6 million and estimated non-cash interest expense of approximately $0.4 million.

(d) Estimated non-GAAP amounts above for FY 2011 reflect adjustments that include the gross margin of approximately $21.0 million related to the non-GAAP revenue adjustments that are discussed above. In addition, the estimated non-GAAP amounts exclude amortization of intangible assets of approximately $0.4 million, estimated stock-based compensation expense of approximately $14.5 million, estimated non-cash interest expense of approximately $2.6 million and loss on change in European government incentives of approximately $48.5 million.

(e) Estimated non-GAAP amounts above for Q4 2011 reflect adjustments that include the gross margin of approximately $21.0 million related to the non-GAAP revenue adjustments that are discussed above. In addition, the estimated non-GAAP amounts exclude estimated stock-based compensation expense of approximately $12.3 million, estimated non-cash interest expense of approximately $6.8 million, estimated Total investment-related costs of approximately $1.1 million, amortization of intangible assets of approximately $1.0 million and the related tax effects of these non-GAAP adjustments.

(f) Estimated non-GAAP amounts above for FY 2011 reflect adjustments that include the gross margin of approximately $21.0 million related to the non-GAAP revenue adjustments that are discussed above and a net gain related to the sale of stack and change in equity interest in unconsolidated investee of approximately $4.0 million. In addition, the estimated non-GAAP amounts exclude goodwill and other intangible asset impairment of approximately $349.8 million, amortization of intangible assets of approximately $21.6 million, estimated stock-based compensation expense of approximately $50.1 million, estimated non-cash interest expense of approximately $27.9 million, estimated Total investment-related costs of approximately $14.7 million, amortization of promissory notes of approximately $3.5 million, loss on change in European government incentives of approximately $65.7 million, net gain on mark-to-market derivatives of approximately $0.3 million and the related tax effects of these non-GAAP adjustments.

The following supplemental data represents the individual charges and credits that are excluded from SunPower’s non-GAAP financial measures for each period presented in the Condensed Consolidated Statements of Operations contained herein.

	SUPPLEMENTAL DATA
	(In thousands)

	THREE MONTHS ENDED
	October 2, 2011
	Revenue		Cost of revenue		Operating expenses
	Utility and power plants	Residential and commercial	Utility and power plants	Residential and commercial	Research and development	Selling, general and administrative	Restructuring charges	Other income (expense), net	Benefit from (provision for) income taxes	Income from discontinued operations, net of taxes
Amortization of intangible assets	$-	$-	$63	$-	$-	$6,619	$-	$-	$-	$-
Stock-based compensation expense	-	-	1,762	1,948	1,608	6,531	-	-	-	-
Goodwill and other intangible asset impairment						349,758	-	-	-	-
Total investment related costs	-	-	-	-	-	429	-	-	-	-
Amortization of promissory notes	-	-	-	-	-	134	-	-	-	-
Loss on change in European government incentives	-	-	-	-	-	-	637	-	-	-
Non-cash interest expense	-	-	193	202	2	20	-	6,363	-	-
Mark-to-market derivatives	-	-	-	-	-	-	-	(472)	-	-
Gain on sale of equity interest in unconsolidated investee	-	-	-	-	-	-	-	4,328	-	-
Gain on change in equity interest in unconsolidated investee	-	-	-	-	-	-	-	-	-	-
Tax effect	-	-	-	-	-	-	-	-	6,101	-
	$-	$-	$2,018	$2,150	$1,610	$363,491	$637	$10,219	$6,101	$-

	July 3, 2011
	Revenue		Cost of revenue		Operating expenses
	Utility and power plants	Residential and commercial	Utility and power plants	Residential and commercial	Research and development	Selling, general and administrative	Restructuring charges	Other income (expense), net	Benefit from (provision for) income taxes	Income from discontinued operations, net of taxes
Amortization of intangible assets	$-	$-	$65	$2	$-	$6,801	$-	$-	$-	$-
Stock-based compensation expense	-	-	2,414	2,859	1,735	5,809	-	-	-	-
Total investment related costs	-	-	-	-	-	13,123	-	-	-	-
Amortization of promissory notes	-	-	-	-	-	698	1,364	-	-	-
Loss on change in European government incentives	-	-	29,082	19,381	-	-	11,944		-	-
Non-cash interest expense	-	-	601	155	-	2	-	6,249	-	-
Mark-to-market derivatives	-	-	-	-	-	-	-	97	-	-
Gain on change in equity interest in unconsolidated investee	-	-	-	-	-	-	-	(322)	-	-
Tax effect	-	-	-	-	-	-	-	-	27,416	-
	$-	$-	$32,162	$22,397	$1,735	$26,433	$13,308	$6,024	$27,416	$-

	October 3, 2010
	Revenue		Cost of revenue		Operating expenses
	Utility and power plants	Residential and commercial	Utility and power plants	Residential and commercial	Research and development	Selling, general and administrative	Restructuring charges	Other income (expense), net	Benefit from (provision for) income taxes	Income from discontinued operations, net of taxes
Amortization of intangible assets	$-	$-	$946	$1,745	$-	$8,887	$-	$-	$-	$-
Stock-based compensation expense	-	-	2,442	1,941	1,886	9,396	-	-	-	-
Amortization of promissory notes	-	-	-	-	-	6,022	-	-	-	-
Non-cash interest expense	-	-	293	270	-	-	-	5,844	-	-
Mark-to-market derivatives	-	-	-	-	-	-	-	2,967	-	-
Gain on deconsolidation of consolidated subsidiary	-	-	-	-	-	-	-	(36,849)	-	-
Tax effect	-	-	-	-	-	-	-	-	377	-
Discontinued operations	3,176	-	-	-	-	-	-	(887)	(719)	(1,570)
	$3,176	$-	$3,681	$3,956	$1,886	$24,305		$(28,925)	$(342)	$(1,570)

	NINE MONTHS ENDED
	October 2, 2011
	Revenue		Cost of revenue		Operating expenses
	Utility and power plants	Residential and commercial	Utility and power plants	Residential and commercial	Research and development	Selling, general and administrative	Restructuring charges	Other income (expense), net	Benefit from (provision for) income taxes	Income from discontinued operations, net of taxes
Amortization of intangible assets	$-	$-	$230	$195	$-	$20,189	$-	$-	$-	$-
Stock-based compensation expense	-	-	5,061	5,843	5,112	21,813	-	-	-	-
Goodwill and Intangible Impairment	-	-	-	-	-	349,758	-	-	-	-
Total investment related costs	-	-	-	-	-	13,552	-	-	-	-
Amortization of promissory notes	-	-	-	-	-	2,122	1,364	-	-	-
Loss on change in European government incentives	-	-	29,082	19,381	-	-	12,581	4,672	-	-
Non-cash interest expense	-	-	1,179	1,006	2	22	-	18,903	-	-
Mark-to-market derivatives	-	-	-	-	-	-	-	(331)	-	-
Gain on sale of equity interest in unconsolidated investee	-	-	-	-	-	-	-	4,328	-	-
Gain on change in equity interest in unconsolidated investee	-	-	-	-	-	-	-	(322)	-	-
Tax effect	-	-	-	-	-	-	-	-	16,482	-
	$-	$-	$35,552	$26,425	$5,114	$407,456	$13,945	$27,250	$16,482	$-

	October 3, 2010
	Revenue		Cost of revenue		Operating expenses
	Utility and power plants	Residential and commercial	Utility and power plants	Residential and commercial	Research and development	Selling, general and administrative	Restructuring charges	Other income (expense), net	Benefit from (provision for) income taxes	Income from discontinued operations, net of taxes
Amortization of intangible assets	$-	$-	$2,409	$5,994	$-	$19,636	$-	$-	$-	$-
Stock-based compensation expense	-	-	5,265	5,759	5,822	21,218	-	-	-	-
Amortization of promissory notes	-	-	-	-	-	8,941	-	-	-	-
Non-cash interest expense	-	-	969	1,165	-	-	-	20,041	-	-
Mark-to-market derivatives	-	-	-	-	-	-	-	(28,885)	-	-
Gain on change in equity interest in unconsolidated investee	-	-	-	-	-	-	-	(28,348)	-	-
Gain on deconsolidation of consolidated subsidiary	-	-	-	-	-	-	-	(36,849)	-	-
Tax effect	-	-	-	-	-	-	-	-	16,245	-
Discontinued operations	11,081	-	-	-	-	(22)	-	2,740	(4,333)	(9,466)
	$11,081	$-	$8,643	$12,918	$5,822	$49,773	$-	$(71,301)	$11,912	$(9,466)